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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Commonwealth Bankshares, Inc.:


We consent to the use of our report dated January 12, 2001, with respect to the consolidated balance sheets of Commonwealth Bankshares, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2000, and to the reference to our firm under the heading "Experts" in the Prospectus.



Poti, Walton & Associates, PC


Richmond, Virginia
July 6, 2001